Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551

Investor Contact:	James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
March 9, 2010	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports
Fiscal Year and Fourth Quarter 2009 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $38.1 million, or basic net income per share of $4.16, on net sales of $1.44 billion for fiscal 2009, compared to net income of $9.1 million, or basic net income per share of $.99, on net sales of $1.46 billion for fiscal 2008. The results for fiscal 2009 included $8.0 million of mark-to-market after-tax gains ($13.2 million on a pre-tax basis) due to the Company’s fuel and aluminum hedging programs and $1.1 million on an after-tax basis ($1.9 million on a pre-tax basis) of additional income from the 53rd week of fiscal 2009 (2009 was a 53-week year). Fiscal 2009 results also included $7.1 million in tax benefits which reduced the Company’s effective tax rate to 30.3%. The results for fiscal 2008 included $10.1 million of after-tax charges impacting comparability ($19.4 million on a pre-tax basis) which were due to pension exit and strike settlement costs, restructuring expenses and fuel hedging losses.
The following table reconciles reported GAAP net income and comparable net income and basic net income per share for fiscal 2009 and 2008:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2009	2008	2009	2008

Reported net income (GAAP)	$38,136	$9,091	$4.16	$0.99

Net (gain) loss on fuel & aluminum hedges, net of tax	(8,034)	408	(0.88)	0.04
Results from the 53rd week, net of tax	(1,143)	—	(0.12)	—
Multi-employer pension exit charge and strike settlement, net of tax	—	7,286	—	0.80
Restructuring expenses, net of tax	—	2,403	—	0.26
Other income tax items	(7,070)	—	(0.77)	—

Total	(16,247)	10,097	(1.77)	1.10

Comparable net income (a)	$21,889	$19,188	$2.39	$2.09

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for fiscal 2009 and 2008. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
For the fourth quarter of 2009, the Company earned $2.0 million, or basic net income per share of $.22, on net sales of $354 million compared to net income of $1.4 million, or basic net income per share of $.15, on net sales of $348 million in the fourth quarter of 2008. The fourth quarter of 2009 results included $3.6 million of mark-to-market after-tax gains ($5.9 million on a pre-tax basis) due to the Company’s fuel and aluminum hedging programs and $1.1 million on an after-tax basis ($1.9 million on a pre-tax basis) of additional income from the 53rd week of fiscal 2009. The fourth quarter of 2008 results included after-tax charges of $1.3 million ($2.5 million on a pre-tax basis) due to restructuring and other expenses and fuel hedging losses.
The following table reconciles reported GAAP net income and comparable net income (loss) and basic net income (loss) per share for the fourth quarter of 2009 and 2008:

	Fourth Quarter
	Net Income (Loss)		Basic Net Income (Loss) Per Share
In Thousands, Except Per Share Amounts	2009	2008	2009	2008

Reported net income (GAAP)	$1,990	$1,416	$0.22	$0.15

Net (gain) loss on fuel & aluminum hedges, net of tax	(3,607)	1,055	(0.39)	0.12
Results from the 53rd week, net of tax	(1,143)	—	(0.12)	—
Restructuring and other expenses, net of tax	—	244	—	0.02

Total	(4,750)	1,299	(0.51)	0.14

Comparable net income (loss) (a)	$(2,760)	$2,715	(0.29)	$0.29

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the fourth quarters of 2009 and 2008. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
J. Frank Harrison, III, Chairman and CEO, said, “2009 was a very challenging year for our industry and our Company, as it has been for the entire U.S. economy. We are very pleased with the significant improvement in our reported financial results especially given the challenges in our industry. While 2009 was a significant improvement over 2008 on a reported basis, these reported year over year results include $8.0 million of non-cash, after-tax mark-to-market gains on our commodity hedges, and fiscal 2008 included several operating expense items that did not occur in fiscal 2009. On a comparable basis, our bottom line performance was strong relative to last year on lower volume, increased pricing and strong cost controls. Our team worked hard this year to achieve these excellent results and we believe we have positioned our Company for a successful 2010 as we pursue our objectives of profitable revenue growth and continued cost management.”
William B. Elmore, President and COO, added, “We have faced many challenges and a difficult operating environment over the past two years, which has caused us to intensify our focus on profitable revenue growth, quality customer service, productivity gains and diligent cost management. Our 2009 results were positively impacted by these initiatives, and we believe we are well positioned in what will continue to be a challenging business environment for 2010. We appreciate the efforts of our employees, and we will continue to strive to find new and improved ways to deliver quality Coke products and services.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our belief that we have positioned our Company for a successful 2010 as we pursue our objectives of profitable revenue growth and continued cost management; our belief that we are well positioned in what will continue to be a challenging business environment for 2010; and our intention to continue to strive to find new and improved ways to deliver quality Coke products and services.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; legislative changes that could affect distribution and packaging; the impact of recently announced and completed acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2008 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Fourth Quarter		Fiscal Year
	2009	2008	2009	2008

Net sales	$354,420	$348,375	$1,442,986	$1,463,615

Cost of sales	199,002	200,794	822,992	848,409

Gross margin	155,418	147,581	619,994	615,206
Selling, delivery and administrative expenses	139,030	134,428	525,491	555,728

Income from operations	16,388	13,153	94,503	59,478

Interest expense, net	9,320	9,812	37,379	39,601

Income before income taxes	7,068	3,341	57,124	19,877
Income taxes	4,653	1,259	16,581	8,394

Net income	2,415	2,082	40,543	11,483
Less: Net income attributable to the noncontrolling interest	425	666	2,407	2,392

Net income attributable to Coca-Cola Bottling Co. Consolidated	$1,990	$1,416	$38,136	$9,091

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.22	$0.15	$4.16	$0.99

Weighted average number of Common Stock shares outstanding	7,141	6,644	7,072	6,644

Class B Common Stock	$0.22	$0.15	$4.16	$0.99

Weighted average number of Class B Common Stock shares outstanding	2,022	2,500	2,092	2,500

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.22	$0.15	$4.15	$0.99

Weighted average number of Common Stock shares outstanding — assuming dilution	9,203	9,164	9,197	9,160

Class B Common Stock	$0.21	$0.15	$4.13	$0.99

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,062	2,520	2,125	2,516